Exhibit 5.1
[Morgan, Lewis & Bockius LLP Letterhead]
October 22, 2009
Jefferies Group, Inc.
520 Madison Avenue
New York, NY 10022

Re:	Jefferies Group, Inc., Registration Statement on Form S-3, as amended by Post-Effective Amendment No. 1 (Registration No. 333-160214)
Ladies and Gentlemen:
     We have acted as counsel to Jefferies Group, Inc., a Delaware corporation (the “Company”), in connection with (i) the proposed issuance and sale by the Company of $300,000,000 aggregate principal amount of its 3.875% Convertible Senior Debentures due 2029 (the “Debentures”) pursuant to the Purchase Agreement, dated October 21, 2009 (the “Purchase Agreement”) by and among the Company and Jefferies & Company, Inc., Citigroup Global Markets Inc., J.P. Morgan Securities Inc., BNY Mellon Capital Markets, LLC, U.S. Bancorp Investments, Inc., BNP Paribas Securities Corp., Deutsche Bank Securities Inc. and Keefe, Bruyette & Woods, Inc., (ii) the filing by the Company of the above-referenced Registration Statement under the Securities Act of 1933, as amended (the “Act”), as amended by Post-Effective Amendment No. 1 thereto filed on October 20, 2009 (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “SEC”), pursuant to which the Debentures are registered under the Act, (iii) the filing by the Company of the Preliminary Prospectus Supplement, dated October 20, 2009 (the “Preliminary Prospectus Supplement”), and the Final Prospectus Supplement, dated October 22, 2009 (the “Final Prospectus Supplement”), relating to the Debentures with the SEC pursuant to Rule 424(b) promulgated under the Act and (iv) the filing by the Company of the Final Term Sheet, dated October 21, 2009 (the “Term Sheet”), relating to the Debentures with the SEC as a free writing prospectus. The Purchase Agreement will be filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K on or about the date hereof.
     In this connection with this opinion letter, we have reviewed the Registration Statement, the Preliminary Prospectus Supplement, the Final Prospectus Supplement and the Term Sheet. We have also reviewed the form of Convertible Securities Indenture (the “Convertible Securities Indenture”) to be entered into by the Company and The Bank of New York Mellon as trustee (the “Trustee”), and filed as Exhibit 4.14 to the Registration Statement, certificates or statements of public officials, certificates of officers of the Company and copies of such other documents, corporate records and other instruments as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed.
     We have also assumed that the definitive terms of the Debentures will have been established pursuant to a supplemental indenture to the Convertible Securities Indenture (the “Supplemental Indenture”) to be entered into by the Company and the Trustee.

Jefferies Group, Inc.
October 26, 2009

     We have assumed, without any independent investigation or verification of any kind, the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.
     We have assumed, without any independent investigation or verification of any kind, the due authorization, execution and delivery by the Trustee of the Indenture and the Supplemental Indenture, the due authentication by the Trustee of the Debentures, as well as the legal right and power under all applicable laws and regulations of the Trustee to execute, deliver and perform its obligations under, and the validity, binding effect and enforceability against the Trustee in accordance with the terms of, the Indenture.
     Based upon the foregoing, we are of the opinion that, when issued in accordance with the Indenture, as supplemented by the Supplemental Indenture, and delivered and paid for in accordance with the Purchase Agreement, the Debentures will constitute legal, valid and binding obligations of the Company and will be entitled to the benefits provided by the Indenture.
     We render the foregoing opinion as members of the Bar of the State of New York and express no opinion as to laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters.” In giving this consent, we do not admit that we are acting within the category of persons whose consent is required under Section 7 of the Act.
Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

Morgan, Lewis & Bockius LLP